Exhibit (d)(2)

Nondisclosure and Restrictive Covenant Agreement

This Nondisclosure and Restrictive Covenant Agreement (this “Agreement”) is made as of December 15, 2020, between Iconix Brand Group, Inc. (“Iconix” or the “Disclosing Party”) and Lancer Capital, LLC (the “Recipient”).

1.             Purpose. In connection with any discussions and/or negotiations between the parties in respect of Recipient evaluating a potential investment or other financial transaction with Iconix, its subsidiaries and/or its affiliates (the “Relationship”), Iconix and/or its representatives may disclose certain Confidential Information (as defined below) to the Recipient. For purposes of this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934. As an express condition to such disclosure, the Recipient agrees as follows:

2.             Definition of Confidential Information. “Confidential Information” means all nonpublic information and proprietary information, in whatever form (including without limitation, written, oral or visual) whether historical, current or prospective, directly or indirectly relating to or arising from the Disclosing Party’s or its subsidiaries’, affiliates’ or business partners’ respective businesses or any aspect thereof (including without limitation, information concerning the manner and details of the Disclosing Party’s or its subsidiaries’, affiliates’ or business relations’ respective operations, holdings, financial information, results, assets, properties, liabilities, governmental and regulatory filings, business plans, budgets, risk management strategies, projections, analyses, strategies, formulae, intellectual property, programs, files, market or industry research, data, business models, organizational structure, contractual counterparties and terms, and the identities of and relationships with its creditors, lenders, partners, managers, members, investors, equity holders, management, officers, directors, employees, consultants, advisors and representatives, including without limitation, information and details concerning financing amounts, terms, balances, payment history and practices, compensation, benefits and any and all other information contained in or reflected by any documents, agreements, policies, procedures and other printed, electronic or oral material generated or used in connection with the Disclosing Party’s or its subsidiaries’, affiliates’ or business relations’ respective businesses), whether proprietary to the Disclosing Party or any of its subsidiaries, affiliates or business relations or used by such persons under any license from a third party, regardless of whether any of the foregoing is marked “Confidential”. Without limiting the foregoing, the existence of this Agreement, the fact that discussions and/or negotiations are taking place between the parties, and the nature and content of such discussions and/or negotiations shall be deemed to be Confidential Information. “Confidential Information” shall not include information that the Recipient can prove (a) was, is or becomes generally available to the public other than as a result of a breach of this Agreement or any other or similar agreement between the Recipient and the Disclosing Party, (b) was or is developed by the Recipient or its Representatives independently of and without reference to any Confidential Information or (c) was, is or becomes available to the Recipient or its Representatives on a non-confidential basis from a third party not known by the Recipient or its Representatives (after due inquiry) to be bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure.

3.             Nondisclosure and Nonuse of Confidential Information. (a) The Recipient agrees to hold all Confidential Information confidential and in strict confidence, and not use any Confidential Information for any purpose except to carry out discussions and/or negotiations concerning, or undertaking any mutually-agreed obligation relating to or in furtherance of, the Relationship. The Recipient will not disclose any Confidential Information to employees, agents or representatives of the Recipient or any other third party, except the Recipient’s directors, officers, employees and advisors (collectively “Representatives”) of the Recipient who have a need to know the Confidential Information for purposes of engaging in the discussions and/or negotiations with the Disclosing Party regarding the terms of the Relationship, each of whom shall be informed by the Recipient of the confidential nature of the Confidential Information. The Recipient shall be responsible for any breach of this Agreement by its Representatives.

(b)           The Recipient agrees that it will take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized hereunder to have any such information. Such measures shall include, but not be limited to, the highest degree of care that the Recipient utilizes to protect its own confidential information of a similar nature. The Recipient agrees to immediately notify the Disclosing Party immediately in writing of any violation of this Agreement with respect to Confidential Information, that may come to the Recipient’s attention.

(c)            Nothing in this Section 3 shall prohibit the Recipient or its Representatives from complying with any subpoena or court order which implicates any disclosure of any Confidential Information, provided that the Recipient or its Representatives shall as promptly as practicable provide a copy of such subpoena or court order or other relevant document to the Disclosing Party, it being the parties' intention to give the Disclosing Party a fair opportunity (at its own expense) to file any motions or take any other appropriate steps to prevent the unnecessary and/or improper disclosure of any Confidential Information, as the Disclosing Party may determine in its sole discretion. In the event that such motions or other steps are unsuccessful and the Recipient or its Representatives is legally required (as advised by outside counsel) to disclose such Confidential Information, the Recipient or its Representatives will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

(d)           Recipient hereby acknowledges that (i) the Confidential Information being furnished to the Recipient may contain material, non-public information regarding the Disclosing Party and (ii) the securities laws of the United States and other applicable jurisdictions prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this Agreement, including the Confidential Information, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this Agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

(e)            Recipient shall not, and shall cause its Representatives (on its behalf) not to, contact Iconix or any director, officer, employee, agent, equity holder, creditor, vendor or other material stakeholder of Iconix or any of its subsidiaries or Affiliates or its Representatives with respect to the Relationship, except with the prior written permission of Iconix.

4.             Continuing Obligation, Destruction of Materials. Whether or not the contemplated Relationship is consummated, the Recipient’s covenants hereunder pertaining to nondisclosure and nonuse of Confidential Information shall remain in full force for the term specified in Section 6 hereof, unless the Disclosing Party specifically and in writing agrees to release all or any part of the Confidential Information from the restrictions imposed hereunder. Upon receipt of a written request from the Disclosing Party or its representatives, the Recipient shall destroy all Confidential Information and any materials or documents which contain, are based upon, incorporate or relate to any Confidential Information.

5.             No Representations, No Rights Granted. The Disclosing Party and its representatives make no representations or warranties to the Recipient as to the accuracy, completeness or materiality of any Confidential Information disclosed by the Disclosing Party or its representatives hereunder, and except as may be set forth in any future definitive documentation relating to the Relationship, the Recipient shall have no right to rely on the same or assert any claim against the Disclosing Party or its representatives based thereon. Nothing in this Agreement is intended to or shall grant to the Recipient any rights under, in or to any Confidential Information. The parties acknowledge and agree that unless and until a written definitive agreement concerning the Relationship has been executed, neither party nor any of its Representatives will have any liability with respect to the Relationship or any obligation of any kind whatsoever with respect to a Relationship, whether by virtue of this letter agreement, any other written or oral expression with respect to the Relationship or otherwise.

6.             Term. The foregoing commitments by the Recipient shall terminate two (2) years following the date of this Agreement. Notwithstanding the foregoing, Sections 8 through 10 of this Agreement shall survive any such termination for purposes of or in connection with any litigation or proceeding involving this Agreement at any time.

7.             Standstill. Recipient hereby acknowledges and agrees that, for a period of six (6) months after the date of this Agreement (the “Restricted Period”), unless Recipient has received prior written consent from Iconix, it will not, and it will cause its Representatives not to, directly or indirectly:

(a)            acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights to acquire any securities of Iconix, any securities convertible into or exchangeable for any such securities, any options or other derivative securities or contracts or instruments in any way related to the price of shares of common stock of Iconix, or any assets or property of Iconix;

(b)           make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote (or the solicitation of consents), or seek to advise or influence any person or entity with respect to the voting of, or grant of consents with respect to, any voting securities of Iconix, or call or seek to call a meeting of Iconix’s stockholders or initiate any stockholder proposal for action by Iconix’s stockholders, or seek election to or to place a representative on the board of directors of Iconix or seek the removal of any director from the board of directors of Iconix;

(c)            make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or other extraordinary transaction of or involving Iconix or its securities or assets;

(d)           form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any voting securities of Iconix;

(e)            have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, assist or encourage, any other persons in connection with any of the foregoing; or

(f)            take any action that would require Iconix to make a public announcement regarding the possibility of a Relationship or any of the events described in this Section 7.

8.             Miscellaneous. This Agreement contains the entire agreement between the parties concerning subject matter addressed herein. This Agreement shall be binding upon and for the benefit of the undersigned parties, their successors and assigns; provided, however, that this Agreement may not be assigned by a party without the consent of the other party. Failure to enforce any provision of this Agreement by a party shall not constitute a waiver of any term hereof by such party. In the event that any provision of this Agreement is deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. This Agreement may be executed in counterparts, each of which, when executed, shall be an original hereof binding on the party executing it. Exchange and delivery of this Agreement by PDF via electronic mail or by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such PDF and facsimile copies shall constitute legally enforceable original documents.

9.             Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without giving effect to the principles of conflict of laws, and shall be binding upon the parties hereto in the United States and worldwide. Any disputes related to this Agreement shall be brought exclusively in the State and/or Federal courts located in the City, County and State of New York, New York and the parties irrevocably consent to the jurisdiction of such courts for the resolution of any such disputes and waive and claim that such courts do not have personal jurisdiction and or that such courts are not the proper venue for the resolution of any such disputes. The party that substantially prevails in any action to enforce any provision of this Agreement shall recover all costs and attorneys fees incurred in connection with the action.

10.           Remedies. The Recipient acknowledges that if it breaches any obligation under this Agreement, the Disclosing Party and/or its affiliates may suffer immediate and irreparable harm and damage for which money alone cannot fully compensate the Disclosing Party and/or its affiliates. The Recipient therefore agrees that upon such breach or threatened breach of any obligation under this Agreement, the Disclosing Party shall be entitled to a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, barring the Recipient from violating any such provision. This paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to the Disclosing Party under this Agreement or the law, including the right to seek damages from the Recipient for a breach of any provision of this Agreement, nor shall this paragraph be construed to limit the rights or remedies available under applicable law for any violation of any provision of this Agreement.

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IN WITNESS WHEREOF, this Nondisclosure and Restrictive Covenant Agreement is executed as of the date first above written.

ICONIX BRAND GROUP, INC.

By:	/s/ Kyle C. Harmon
Name: Kycle C. Harmon
Title: General Counsel

LANCER CAPITAL, LLC

By:	/s/ Paul Voigt
Name: Paul Voigt
Title: Managing Director